Exhibit 99.1

Camilleri To Step Down As Chairman of Kraft Foods; Rosenfeld To Be Elected Chairman

NORTHFIELD, IL, January 31, 2007 — Following Altria Group, Inc.’s (NYSE: MO) announcement regarding the spin-off of Kraft Foods Inc. (NYSE: KFT), Kraft’s Board of Directors today announced changes to its composition, effective March 30, 2007:

•                  Louis Camilleri will step down as Chairman of Kraft but, at the request of the Kraft Board, continue to serve on Kraft’s Board of Directors.

•                  Kraft CEO Irene Rosenfeld will be elected to the additional post of Chairman.

•                  Dinyar Devitre and Charles Wall will step down from the Board.

•                  A Lead Director will be appointed from among the Board’s independent directors.

As a result of these changes, the Board will comprise the following directors: Ajay Banga, Jan Bennink, Louis Camilleri, Richard Lerner, John Pope, Irene Rosenfeld, Mary Schapiro and Deborah Wright, all of whom have been nominated for reelection at the 2007 annual meeting.

The company announced that it will hold its annual meeting of stockholders at 9:00 a.m. EDT on April 24, 2007, at the Robert M. Schaeberle Technology Center in East Hanover, NJ. Stockholders of record on Feb. 28, 2007, will be entitled to vote at the annual meeting.

Kraft Foods (NYSE:KFT) is one of the world’s largest food and beverage companies. For more than 100 years, we’ve offered consumers delicious and wholesome foods that fit the way they live. Millions of times a day, in more than 150 countries, consumers reach for their favorite Kraft brands. Whether it’s breakfast, lunch, dinner or a snack, consumers at home and on the go choose: Kraft cheeses, dinners and dressings; Oscar Mayer meats, DiGiorno pizzas, Oreo cookies, Ritz crackers and chips, Philadelphia cream cheese, Milka and Cote d’Or chocolates, Planters nuts, Honey Bunches of Oats cereals, Jacobs, Gevalia and Maxwell House coffees; Capri Sun, Crystal Light and Tang refreshment beverages; and a growing range of South Beach Diet and better-for-you Sensible Solution options.

For more information on Kraft Foods, please visit our website at www.kraft.com.

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